Exhibit 10.9

Summary Description of

Named Executive Officer Compensation

On December 6, 2012, the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc., which is responsible for compensation decisions relating to named executive officers of Compressco Partners GP Inc., approved the following increases in annual base salary levels for our current officers who are identified as named executive officers in this Annual Report on Form 10-K:

Named Executive Officer	Title	Prior Base Salary	2013 Base Salary
Ronald J. Foster	President	$275,000	$286,000
James P. Rounsavall	Chief Financial Officer	$195,000	$198,900
Kevin W. Book	Vice President of International Operations	$205,000	$213,200
Larry W. Brickman	Vice President of Field Services	$163,000	$169,520

Each of the above named executive officers has entered into an employment agreement in a form substantially identical to the form of agreement executed by all employees of Compressco Partners GP Inc. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are at the discretion of the Board of Directors of Compressco Partners GP Inc. or the Management and Compensation Committee of the Board of Directors of TETRA Technologies, Inc. Each named executive officer is eligible to participate in incentive programs generally available to salaried employees of Compressco Partners GP Inc., including health, life, disability and other insurance and benefits, 401(k) Plan, Nonqualified Deferred Compensation Plan, and vacation, paid sick leave, and other employee benefits.